Exhibit 99.5

Cawley, Gillespie & Associates, Inc.

petroleum consultants

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944

www.cgaus.com

February 8, 2023

Mr. Sean Willis
President & Chief Operating Officer
Tug Hill Operating
1320 S. University Drive, Suite 500
Fort Worth, Texas 76107

Re:	Evaluation Summary – SEC Price Case
Tug Hill Operating Interests
Total Proved Reserves
Certain Properties in Pennsylvania and West Virginia
As of December 31, 2022

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Willis:

As requested, this report was completed on February 8, 2023 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the Tug Hill Operating (“THQA”) interests for inclusion as an exhibit in a filing made with the U.S Securities and Exchange Commission (“SEC”). This report includes 100% of THQA’s proved reserves which are made up of certain oil and gas properties in Pennsylvania and West Virginia. This report utilized an effective date of December 31, 2022 and was prepared using constant prices and costs and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The results of this evaluation are presented in the accompanying tabulations, with a composite summary of the values presented below:

		Proved	Proved	Proved
		Developed	Developed	Developed	Proved	Proved	Total
		Producing	Shut-In	Non-Producing	Developed	Undeveloped	Proved
Net Reserves
Oil	- Mbbl	3,670.7	179.9	1,182.5	5,033.1	3,853.1	8,886.1
Gas	- MMcf	1,164,282.3	48,142.4	91,556.8	1,303,981.5	1,226,290.2	2,530,271.7
NGL	- Mbbl	49,092.5	968.2	4,745.8	54,806.6	48,308.1	103,114.7
Net Revenue
Oil	- M$	304,531.9	14,937.8	97,604.3	417,074.0	324,543.5	741,617.5
Gas	- M$	5,668,618.8	233,553.9	441,206.8	6,343,379.5	5,962,976.1	12,306,355.6
NGL	- M$	2,295,094.5	46,502.4	227,689.6	2,569,286.4	2,334,811.3	4,904,097.7
Severance Taxes	- M$	411,296.8	14,749.7	38,325.0	464,371.5	431,116.5	895,488.1
Ad Valorem Taxes	- M$	80,881.3	2,926.7	7,551.2	91,359.1	85,055.9	176,415.0
Operating Expenses	- M$	661,357.8	18,469.2	21,310.3	701,137.4	270,065.2	971,202.5
Other Deductions	- M$	56,214.7	1,405.9	3,540.2	61,160.9	42,290.6	103,451.5
Future Development Cost	- M$	18,310.4	1,152.2	4,778.5	24,241.1	897,323.8	921,564.8
Net Oper. Income (BFIT)	- M$	7,040,184.2	256,290.3	690,995.5	7,987,470.0	6,896,478.9	14,883,948.9
Discounted @ 10%	- M$	3,676,349.4	128,709.5	394,710.1	4,199,769.0	3,159,935.0	7,359,703.9

Tug Hill Operating Interests – SEC Price Case

February 8, 2023

Proved Developed (“PD”) reserves are the summation of the Proved Developed Producing (“PDP”), Proved Developed Non-Producing (“PDNP”) and Proved Developed Shut-In (“PDSI”) reserve estimates. Proved Developed reserves were estimated at 5,033.1 Mbbl oil, 1,303.981.5 MMcf gas and 54,806.6 Mbbl NGLs (or 1,547,925.47 MMCFE6). Of the Proved Developed reserves, 1,430,765.0 MMCFE6 were attributed to producing zones in existing wells and 117,160.5 MMCFE6 were attributed to zones in existing wells not producing.

Future net revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow (future net operating income) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties by Cawley, Gillespie & Associates, Inc. (“CG&A”).

The oil reserves, which include oil and condensate volumes, and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base. Mcf equivalent (“MCFE”) is calculated by natural gas reserves plus oil volumes multiplied by six (6) MCF/BBL and NGL volume multiplied by 3.9 MCF/BBL.

Presentation

This report is divided into a Summary section containing Total Proved (“TP”) and Proved Developed (“PD”), and four reserve category sections: Proved Developed Producing (“PDP”), Proved Developed Shut-In (“PDSI”), Proved Developed Non-Producing (“PDNP”), and Proved Undeveloped (“PUD”). Within each reserve category section is a Table I. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. Within the PDP, PDSI, PDNP, and PUD reserve category sections are Tables II, which follow each Table I. Table II is a “oneline” summary that presents estimates of ultimate recovery, gross and net reserves, ownership, net revenue, taxes, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I.

For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter. The data presented in each Table I is explained in page 1of the Appendix.

Hydrocarbon Pricing

As requested for the SEC price scenario, the base oil and gas prices calculated for December 31, 2022, were $94.14/BBL and $6.357/MMBTU, respectively. A 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, was used. The base oil price is based upon WTI Cushing spot prices (Thomson Reuters) during January 2022 through December 2022 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during January 2022 through December 2022. Prices were not escalated in the SEC pricing scenario. NGL prices were based on THQA’s historical NGL composition by component applied to historical WTI spot pricing and are on average at 50.5% of WTI Cushing oil prices.

In the SEC price scenario, pricing adjustments take into account the gatherer on current and planned wells and the associated contractual agreements for gathering, processing and transportation fees. Other adjustments may include local basis differential, treating cost, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $83.46 per barrel for oil, $4.86 per MCF for natural gas and $47.56 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Tug Hill Operating Interests – SEC Price Case

February 8, 2023

Future Development Costs, Expenses and Taxes

Capital expenditures (future development costs) and lease operating expenses (LOE) were forecast as furnished by your office. As explained, the capital costs were based on the most current estimates and lease operating expenses (excluding certain midstream fees deducted from revenue as outlined above) were based on the analysis of historical expenses as provided. Severance tax values were determined by applying normal state severance tax rates. Ad valorem tax rates were forecast as provided by your office. Lease operating expenses are applied on a per-property or per-unit basis and appear reasonable and appropriate for this evaluation. Capital costs and LOE were held constant in accordance with SEC guidelines.

Capital on non-producing locations represents drilling, completion and / or facilities investment plus abandonment costs. Capital on PDP represents abandonment costs.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes seven shut-in wells expected to return to production in 2023 and nine PDNP wells turned to production in January 2023. This evaluation also includes 93 commercial proved undeveloped locations. Each of these drilling locations proposed as part of THQA’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, THQA has indicated they have every intent to complete this development plan as scheduled. Furthermore, THQA has demonstrated that they have adequate company staffing, financial backing and prior development success to ensure this development plan will be executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. We evaluated 271 PDP properties as part of this review, with operated production volumes updated through November 2022 as provided by THQA.

Non-producing reserve estimates, including developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Tug Hill Operating Interests – SEC Price Case

February 8, 2023

General Discussion

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated or considered. The cost of plugging and the salvage value of equipment at abandonment have been included.

The reserve estimates were based on interpretations of factual data furnished by Tug Hill Operating. Gas and oil prices, pricing differentials, expense data, heating values, gas shrinkage, tax values, investments and ownership interests were also supplied by your office and were accepted as furnished. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation, and assumptions as to future economic and regulatory conditions. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or Tug Hill Operating and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker, P.E.
President

/s/ Tiffany H. Flanagan
Reservoir Engineer